Exhibit 99.2
Mr. William A. Ackman
c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, New York 10019
Dear Bill:
I am delighted to ask you to join the General Growth Properties, Inc. (“GGP”) Board of Directors, and we look forward to your contributions to GGP.
As a condition to joining the Board, we believe that is appropriate for you to enter into certain undertakings as set forth in this letter in order to address our Board’s concerns regarding confidentiality and other regulatory issues. Accordingly, consistent with your fiduciary duties as a member of the GGP board of directors once you are appointed, we request that you, by countersigning this letter in the space provided below, acknowledge, for the sole benefit of GGP, that you, Pershing Square Capital Management, L.P., and the investment funds that you advise (collectively, “Pershing Square”) are in agreement with the following statements.
     1. You acknowledge that you have the authority to bind Pershing Square. You agree to undertake, consistent with the fiduciary duties applicable to all directors of GGP, (i) not to serve, and Pershing Square agrees not to designate any of its personnel (including, for that purpose, consultants compensated by Pershing Square), as an officer or director of any Competitor (as defined below) of GGP, and (ii) except as may be required by law, you and Pershing Square shall (and Pershing Square shall cause its personnel to) be bound by the same confidentiality restrictions that apply to the other directors of GGP. You acknowledge that those restrictions require that you refrain from communicating to anyone (whether to any company in which Pershing Square has an investment or otherwise), except for the other individuals on Pershing Square’s internal investment team (it being understood that there are currently six other individuals on Pershing Square’s internal investment team), Pershing Square’s chief legal officer and Pershing Square’s chief compliance officer, confidential information you learn in your capacity as a director of GGP. In addition, this letter memorializes that, except as may be required by law, all of Pershing Square’s personnel have agreed to maintain the confidentiality of GGP’s nonpublic information they obtain through your service on the GGP board in the same manner that you are so required and not to trade in, or cause Pershing Square to trade in, any GGP securities (which, for purposes of this letter, shall include securities of any direct or indirect subsidiary of GGP) in violation of law or GGP’s policies while in possession of material nonpublic information. For purposes of this letter, “Competitor” means any real estate investment trust that primarily invests in shopping malls, shopping centers and/or master planned communities and that substantially competes with GGP.
     2. Furthermore, you agree that, for so long as you serve on the GGP board, you will comply with the other policies (as applied to you on a reasonable and good faith basis) applicable generally to directors of GGP as currently in effect (and which you have reviewed), including, without limitation, the company’s Corporate Governance Guidelines, Related Party Transactions Policy, Code of Business Conduct and Ethics and Insider Trading Policy (together with changes to such policies imposed generally on directors of GGP on a reasonable and good faith basis). In particular, you agree that neither you, Pershing Square nor any of its controlled affiliates will engage in the purchase or sale of GGP securities during GGP blackout periods under the restriction calendar currently in effect, together with changes to such calendar or unscheduled blackout periods (in either case imposed generally on directors of GGP on a reasonable and good faith basis). Further, so long as you are a director of GGP, neither you, Pershing Square (nor any of your controlled affiliates) will conduct any transaction in GGP securities (including without limitation, the acquisition or disposition of GGP securities or transfer of such securities to others), other than in accordance with the pre-clearance policies and procedures required by GGP’s Insider Trading Policy. GGP shall not be responsible for compliance by you or Pershing Square with the securities laws, including regulations relating to insider trading.
     3. Further, you agree that: for so long as you serve on the GGP board (and, if you resign from, or are not reelected to, the GGP board, until the earlier of (i) 180 days after written notice of such resignation or failure to be reelected and (ii) the confirmation of any Chapter 11 plan in respect of GGP or any of its direct or indirect subsidiaries), you and Pershing Square will, and will cause your controlled affiliates to: (a) not make any public statement challenging any decision made by the GGP Board of Directors, (b) not make any public statement regarding GGP, its management, the Board or any possible restructuring or alternative transaction involving GGP or any of its direct or indirect subsidiaries; (c) not call any shareholders’ or debt holders’ meeting or seek proxies, consents or votes with respect to debt or equity of GGP or any of its direct or indirect subsidiaries; (d) not propose to have any Chapter 11 case dismissed or converted to a Chapter 7 case, or seek or propose to have a trustee or examiner with expanded powers appointed, as any such case may apply to or involve GGP or any of its direct or indirect subsidiaries; (e) not sell or exchange any general unsecured claims (not including debt securities) relating to any such Chapter 11 or Chapter 7 case; and (f) not make any public statement that you seek a waiver, or have been denied a waiver, of any of the foregoing restrictions; provided, however, that nothing in this paragraph 3 will be deemed to prevent Pershing Square from asserting any defenses or counterclaims in any court or courts where any action is filed or pending against Pershing Square. You represent and warrant that as of the date hereof, you have no claims of the kind described in clause (e) of the prior sentence. As used in this paragraph, a public statement will include, without limitation, any “not-for-attribution” statement you make or cause to be made to any member of the media or press. In addition, Pershing Square agrees that it will not, and will cause its controlled affiliates not to, bring any claim, suit, or action in its own name, and will not join in any claim, suit or action brought by any other party, against the Board for actions taken during your tenure on the Board, whether or not you supported the decision of the Board; provided, however, that nothing herein will be deemed to (x) require you to opt out of any class action brought by an unrelated third-party on behalf of holders of any equity or debt securities of GGP or its direct or indirect subsidiaries or (y) restrict your ability to share ratably in any judgment or other award or relief granted by any court or other governmental entity to holders of any equity or debt securities of GGP or its direct or indirect subsidiaries to the extent that Pershing Square is an owner of such equity or debt securities.

     4. You agree that if you fail to honor any of your agreements set forth in this letter, you will submit your resignation from the Board to the Chairperson of the Nominating & Governance Committee.
     This confirms that, once your service on the GGP board commences, you will be entitled to the same compensation, director indemnity and insurance and other benefits as are accorded to the non-employee directors of GGP. This letter agreement will have no effect unless and until you become a member of the Board.
I look forward to working together with you and the Board.

Very truly yours,

/s/ Adam S. Metz Adam S. Metz

AGREED:

/s/ William A. Ackman William A. Ackman On his own behalf, and on behalf of Pershing Square (as defined)